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                                                                  Exhibit (a)(9)

                            Summary Advertisement.

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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated December 23, 1998 and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                     NOTICE OF OFFER TO PURCHASE FOR CASH

                            ALL OUTSTANDING SHARES

                                      OF

                                 COMMON STOCK

                                      OF

                                LEARONAL, INC.

                                      AT

                             $34.00 NET PER SHARE

                                      BY

                          LIGHTNING ACQUISITION CORP.

                         A WHOLLY OWNED SUBSIDIARY OF

                             ROHM AND HAAS COMPANY

  Lightning Acquisition Corp., a New York corporation ("Purchaser") and a wholly owned subsidiary of Rohm and Haas Company, a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of LeaRonal, Inc., a New York corporation (the "Company"), at a price of $34.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 23, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JANUARY 22, 1999, UNLESS THE OFFER IS EXTENDED.


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  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST TWO-THIRDS OF THE FULLY DILUTED SHARES (AS DEFINED IN THE OFFER TO PURCHASE) AND (ii) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE SECTION 15 OF THE OFFER TO PURCHASE.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 20, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and in accordance with the New York Business Corporation Law (the "NYBCL"), as promptly as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions contained in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger and a wholly owned subsidiary of Parent. At the effective time of the Merger, each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) the Parent or any of its subsidiaries, including Purchaser, and (iii) stockholders who properly perfect their dissenters' rights under the NYBCL, if applicable, will be converted into the right to receive $34.00 in cash, without interest. The Merger Agreement is more fully described in Section 12 of the Offer to Purchase.

 THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  Simultaneously with the execution and delivery of the Merger Agreement, Parent and Purchaser, on the one hand, and certain stockholders, on the other hand (the "Certain Stockholders"), entered into a Tender and Option Agreement dated as of December 20, 1998 (the "Tender and Option Agreement"). The Tender and Option Agreement relates to the 3,619,664 issued and outstanding Shares owned by the Certain Stockholders, representing approximately 29% of the Company's issued and outstanding Shares, as well as Shares in respect of certain stock options owned by Certain Stockholders. Pursuant to the Tender and Option Agreement, each Certain Stockholder has agreed, among other things, to grant Purchaser an option to purchase the Shares subject thereto upon the occurrence of certain events, and to tender in the Offer, and not to withdraw therefrom, the Shares owned by such Certain Stockholders, as well as any other Shares acquired prior to the expiration of the Offer including pursuant to the exercise of such stock Options. The Tender and Option Agreement is more fully described in Section 12 of the Offer to Purchase.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares

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(or a confirmation of a book-entry transfer of such Shares into the
Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

 UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR SUCH SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

 The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, January 22, 1999, unless and until Purchaser (in accordance with the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Purchaser may, under certain circumstances, (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

 Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after Saturday, February 20, 1999. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing such Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 of the Offer to Purchase at any time prior to the Expiration Date.
All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

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  The information required to be disclosed by paragraph (e)(1)(vii) of Rule
14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares whose names appear on the stockholder list, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below, and copies will be furnished promptly at Purchaser's expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person other than the Information Agent and the Dealer Manager for soliciting tenders of Shares pursuant to the Offer.

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                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                         Call Toll-Free (800) 829-6554

                      The Dealer Manager for the Offer is:

                         DEUTSCHE BANK SECURITIES, INC.
                              31 West 52nd Street
                               New York, NY 10019
                           Call Toll-Free (800) 334-1898
                                extension 8998

December 23, 1998

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